NEWS RELEASE

Media Contact:	Dan Hilley
The Abernathy MacGregor Group
213-630-6550

For Immediate Release:

Orleans Homebuilders Announces the Maturity of its $350 Million Senior Secured Credit Facility

BENSALEM, Pa., February 19, 2010 /PRNewswire-FirstCall/ -- Orleans Homebuilders, Inc. (the “Company”) (Amex: OHB) announced that, as previously disclosed, the Company and its senior management have been working actively with the Company’s bank lenders to obtain a maturity extension of its Second Amended and Restated Revolving Credit Loan Agreement dated September 30, 2008 (the “Credit Facility”), as amended from time-to-time.  Any extension or similar modification or accommodation under the Credit Facility requires the consent of 100% of the approximately 17 bank lenders.  However, the Company and its lenders under the Credit Facility were not able to obtain the necessary bank approvals to extend the maturity of the Credit Facility pursuant to the non-binding term sheet agreed to by the Company with certain lenders on December 3, 2009.  The Company and its lenders were also unable to agree on any temporary modification of, or other accommodation under, the Credit Facility.

As a result, the final maturity of the Credit Facility occurred on February 12, 2010, and the Company is now in default, which entitles the lenders to all rights available to senior secured creditors.  The Company does not have sufficient funds to repay the amounts outstanding under the Credit Facility.  The Company also noted that it was continuing to consider certain options for new or modified funding sources to continue normal operations, including in connection with an in-court or out-of-court restructuring of the Company’s liabilities; continuing its negotiations regarding a sale or recapitalization of the Company; or obtaining a temporary modification of, or other accommodation under, the Credit Facility. However, there can be no assurance that the Company will be able to consummate any transaction on terms acceptable to it or the senior secured lenders, or that any such transaction would provide any value for either the Company’s unsecured creditors or its equity holders.  The Company intends to act promptly to resolve its financing issues, although there can be no assurance that the Company will be able to do so at all or on a timely basis.

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums.  The Company serves a broad customer base including first-time, move-up, luxury, empty nester and active adult homebuyers.  The Company currently operates in the following eleven distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the ability of the Company to enter into new  financing arrangements; potential restructurings of the Company’s liabilities; any value that may be provided by the Company’s unsecured creditors or its equity holders; payments on its 8.52% Trust Preferred Securities and the Junior Subordinated Notes; potential strategic transactions, including refinancing, recapitalization and sale transactions involving the Company; anticipated and potential asset sales; anticipated liquidity; anticipated increase in net new orders, conditions in or recovery of the housing market, and economic conditions; the Company’s long-term opportunities; the timing of future filings by the Company of its Annual and Quarterly Reports and the continued listing of the Company’s common stock on the NYSE Amex Exchange; continuing overall economic conditions and conditions in the housing and mortgage markets and industry outlook; anticipated or expected operating results, revenues, sales, net new orders, backlog, pace of sales, spec unit levels, and traffic; future or expected liquidity, financial resources, debt or equity financings, amendments to or extensions of our existing revolving Credit Facility; strategic transactions and alternatives; the anticipated impact of bank reappraisals; future impairment charges; future tax valuation allowance and its value; anticipated or possible federal and state stimulus plans or other possible future government support for the housing and financial services industries; anticipated cash flow from operations; reductions in land expenditures; the Company’s ability to meet its internal financial objectives or projections, and debt covenants; the Company’s future liquidity, capital structure and finances; and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  These risks and uncertainties include our access to liquidity; local, regional and national economic conditions; the effects of governmental regulation; the competitive environment in which the Company operates; fluctuations in interest rates; changes in home prices; the availability of capital; our ability to engage in a financing or strategic transaction; the availability and cost of labor and materials; our dependence on certain key employees; and weather conditions.  There can be no assurance that the Company will have any option other than an in-court or out-of-court restructuring of the Company’s liabilities.   Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008 filed with the SEC and subsequently filed Quarterly Reports on Form 10-Q, as well as the Current Reports on Form 8-K and press releases filed with the Securities and Exchange Commission on August 14, 2009, October 6, 2009, November 5, 2009, December 9, 2009, December 23, 2009 and February 1, 2010.

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